Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President and Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
Investor Relations Counsel
(212) 704-9727

TRANS WORLD ANNOUNCES THE APPOINTMENT OF MARK A. COHEN, CHIEF EXECUTIVE OFFICER OF SEARS CANADA INC., TO ITS BOARD OF DIRECTORS

Albany, NY, October 27, 2003 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC), a leading retailer of entertainment products, today announced that Mark A. Cohen has been appointed to the Company’s Board of Directors.  This appointment expands the Company’s Board to eight directors.  Mr. Cohen is currently the Chairman and Chief Executive Officer of Sears Canada Inc.

“Mark Cohen is a seasoned retail industry professional,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Mark brings a wealth of industry knowledge to the Company’s Board, gained from nearly thirty years of experience at several highly regarded retailers.  We will look to his insight and business knowledge for guidance as we continue to enhance our position as an industry leader.”

Mr. Cohen has been Chairman and Chief Executive Officer of Sears Canada since 2001 and has also served in various positions with several large retailers, including Sears Roebuck & Co., Federated Department Stores and Target Corp.

“I’m delighted to have been asked to join the Trans World Board of Directors.  Their position of market leader in this highly dynamic home entertainment arena is incomparable.  I look forward to joining their team,” said newest Board member Mr. Cohen.

Trans World Entertainment is a leading specialty retailer of music and video products.  The Company operates retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.fye.com.  In addition to its mall locations, operated under the “FYE” (For Your Entertainment) brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Spec’s, Wherehouse Music and Planet Music.